Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance and Treasurer
847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 1, 2019

Third Quarter Diluted EPS Increased by 20% to a Third Quarter Record $0.90 per share

Quarterly Overview:	Year to Date Overview:

- Net sales decreased by 0.5%	- Net sales decreased by 2.6%
- Sales volume increased by 3.0%	- Sales volume decreased by 0.4%
- Gross profit increased by 17.2%	- Gross profit increased by 8.2%
- Net income increased by 20.8%	- Net income increased by 4.9%

Elgin, IL, May 1, 2019 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2019 third quarter. Net income for the third quarter of fiscal 2019 was $10.3 million, or $0.90 per share diluted, compared to net income of $8.6 million, or $0.75 per share diluted, for the third quarter of fiscal 2018. Net income for the first three quarters of fiscal 2019 was $28.2 million, or $2.45 per share diluted, compared to net income of $26.9 million, or $2.35 per share diluted, for the first three quarters of fiscal 2018.

Net sales declined to $201.8 million for the third quarter of fiscal 2019 from $202.8 million for the third quarter of fiscal 2018. The decline in net sales was attributable to a lower weighted average selling price per pound from a shift in sales volume from higher priced tree nuts to lower priced peanuts. The decline in net sales from lower selling prices was largely offset by a 3.0% increase in sales volume, which is defined as pounds sold to customers. The sales volume increase came primarily from increased sales of private brand peanuts and trail mixes in the consumer distribution channel.

Sales volume from our branded products within our consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	(12.2)%
Orchard Valley Harvest produce products	8.5%
Fisher snack nuts	(17.1)%
Southern Style Nuts	(19.6)%

The sales volume decline for Fisher recipe nuts primarily resulted from competitive pricing pressure from private label products at an existing customer and the later Easter holiday this year. The sales volume increase for our Orchard Valley Harvest brand was attributable to distribution gains for the salad toppers product line and distribution gains with new customers. The sales volume decline for Fisher snack nuts was due primarily to lower promotional activity for inshell peanuts, which was offset in part by distribution gains for the Oven Roasted Never Fried product line. The sales volume decline for Southern Style Nuts was due to a temporary reduction in sales to an existing customer in Mexico. Sales volume decreased in the commercial ingredients distribution channel due to lower sales of bulk products to other food manufacturers. The decrease in sales volume in the contract packaging distribution channel was primarily attributable to a reduction in unit ounce weights and the discontinuance of a product line by an existing customer in that distribution channel.

Net sales declined to $659.4 million for the first three quarters of fiscal 2019 from $677.3 million for the first three quarters of fiscal 2018. The decline in net sales was primarily attributable to a shift in sales volume from higher priced tree nuts to lower priced peanuts. Sales volume was relatively unchanged in the year to date comparison. The 9.5% increase in sales volume in the consumer distribution channel was offset by sales volume declines in the contract packaging and commercial ingredients distribution channels. The sales volume increase in the consumer distribution channel primarily resulted from increased sales of private brand peanuts and trail mixes. The sales volume decline in the contract packaging distribution channel was due to the loss of some bulk business with an existing customer and the discontinuance of a product line and unit ounce weight reductions for tree nut items implemented by another existing customer. The sales volume decline in the commercial ingredients distribution channel was due to the same reason cited in the quarterly comparison.

Gross profit margin increased to 19.2% of net sales for the third quarter of fiscal 2019 from 16.3% for the third quarter of fiscal 2018. Gross profit increased by $5.7 million in the quarterly comparison. The increases in gross profit margin and gross profit were primarily attributable to lower commodity acquisition costs for walnuts, peanuts, cashews and pecans. The increase in sales volume also contributed to the increase in gross profit in the quarterly comparison.

Gross profit margin for the first three quarters of fiscal 2019 increased to 17.4% of net sales from 15.6% for the first three quarters of fiscal 2018. Gross profit increased by $8.7 million. The increases in gross profit and gross profit margin were mainly due to decreased commodity acquisition costs for peanuts, walnuts, pecans and cashews.

Total operating expenses, as a percentage of net sales, increased to 11.6% for the third quarter of fiscal 2019 from 9.4% for the third quarter of fiscal 2018 primarily due to increases in incentive and regular compensation, legal, consulting, shipping and advertising expenses. The increase in shipping expense was due to increased sales volume in the consumer distribution channel.

Total operating expenses for the first three quarters of fiscal 2019 increased to 11.0% of net sales from 8.9% of net sales for the first three quarters of fiscal 2018 due to the same reasons cited in the quarterly comparison. The increase in total operating expenses was also attributable to a $1.2 million increase in amortization expense, which was related to the acquisition of the Squirrel Brand business.

Interest expense for the current third quarter declined to $0.8 million from $1.0 million for the third quarter of fiscal 2018. For the first three quarters of fiscal 2019, interest expense declined to $2.5 million from $2.6 million for the first three quarters of fiscal 2018. The decreases in interest expense in both comparisons resulted from lower average debt levels.

The value of total inventories on hand at the end of the current third quarter decreased by $5.9 million, or 3.2%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2018. The decrease in the value of total inventories was primarily due to lower acquisition costs for pecans, cashews and walnuts. The lower acquisition costs for these commodities led to a 24.7% reduction in the weighted average cost per pound of raw nut and dried fruit input stocks on hand in the quarterly comparison.

“We had another record third quarter for net income and earnings per share driven mainly by lower commodity acquisition costs and strong sales volume growth in our consumer distribution channel. Sales volume in the consumer distribution channel accounted for approximately 67% of our total sales volume in the current third quarter compared to approximately 64% of our total sales volume for last year’s third quarter. The increase in sales volume in the consumer distribution channel was driven by increased sales of private brand and Orchard Valley Harvest snack nut and trail mix products,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume declined by 14% while the total category pound volume increased by 4% in the quarterly comparison according to IRi market data. Our Orchard Valley Harvest brand continues to grow at retail with pound volume up by 3%, while the total produce category pound volume fell by 2% in the quarterly comparison,” Mr. Sanfilippo stated. “Fisher snack nut pound volume at retail increased by 3%, while the total pound volume for the snack nut category increased by 4%. This increase in pound volume at retail was primarily attributable to distribution gains for our recently launched Oven Roasted Never Fried product line. Pound volume for our Southern Style Nuts brand declined by 1%, while pound volume for the total trail and snack mix category was unchanged in the quarterly comparison,” Mr. Sanfilippo stated. “As we noted in the quarterly comparison, the increase in incentive compensation expense was a significant driver for the increase in total operating expenses, as this expense accounted for 42% of the increase. Our rising gross profit has allowed us to increase our incentive compensation over the prior year while still delivering value to our shareholders,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, May 2, 2019, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 1084546. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 28, 2019	March 29, 2018	March 28, 2019	March 29, 2018
Net sales	$201,834	$202,786	$659,439	$677,255
Cost of sales	163,019	169,679	544,787	571,296

Gross profit	38,815	33,107	114,652	105,959

Operating expenses:
Selling expenses	13,810	11,626	46,070	38,415
Administrative expenses	9,597	7,457	26,482	21,803

Total operating expenses	23,407	19,083	72,552	60,218

Income from operations	15,408	14,024	42,100	45,741

Other expense:
Interest expense	788	1,004	2,465	2,590
Rental and miscellaneous expense, net	324	329	891	1,192
Other expense	487	492	1,460	1,477

Total other expense, net	1,599	1,825	4,816	5,259

Income before income taxes	13,809	12,199	37,284	40,482
Income tax expense	3,478	3,647	9,083	13,610

Net income	$10,331	$8,552	$28,201	$26,872

Basic earnings per common share	$0.90	$0.75	$2.47	$2.36

Diluted earnings per common share	$0.90	$0.75	$2.45	$2.35

Cash dividends declared per share	$—	$—	$2.55	$2.50

Weighted average shares outstanding
— Basic	11,444,560	11,399,492	11,425,378	11,375,437

— Diluted	11,508,893	11,453,548	11,493,418	11,440,671

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 28, 2019	June 28, 2018	March 29, 2018
ASSETS
CURRENT ASSETS:
Cash	$1,090	$1,449	$1,013
Accounts receivable, net	57,768	65,426	65,129
Inventories	178,909	174,362	184,770
Prepaid expenses and other current assets	6,168	6,645	7,560

	243,935	247,882	258,472

PROPERTIES, NET:	127,901	125,078	125,210

OTHER LONG-TERM ASSETS:
Intangibles, net	24,948	27,304	28,149
Deferred income taxes	4,553	5,024	5,579
Other	8,412	10,565	8,846

	37,913	42,893	42,574

TOTAL ASSETS	$409,749	$415,853	$426,256

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$35,099	$31,278	$56,579
Current maturities of long-term debt	7,297	7,169	7,128
Accounts payable	45,158	60,340	48,075
Bank overdraft	1,722	2,062	3,520
Accrued expenses	25,092	16,344	17,082

	114,368	117,193	132,384

LONG-TERM LIABILITIES:
Long-term debt	21,867	27,356	29,164
Retirement plan	21,926	21,288	21,597
Other	7,170	7,014	7,025

	50,963	55,658	57,786

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	121,650	119,952	119,336
Retained earnings	126,447	127,320	121,692
Accumulated other comprehensive loss	(2,590)	(3,181)	(3,853)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	244,418	243,002	236,086

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$409,749	$415,853	$426,256